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                                                                   EXHIBIT 10.59





                                  July 1, 1998




Mr. Albert A. Notini
6 Pomeroy Road
Andover, MA 01810

Dear Bert:

     You and Wang Laboratories, Inc. ("Wang") are parties to a Letter Agreement dated January 13, 1994, pursuant to which you are employed by Wang (the "Employment Letter"). The Employment Letter was subsequently amended, ratified and confirmed by letter dated November 20, 1995. You and Wang have now agreed to further amend the Employment Letter as follows:

     1. Paragraph 2 of the Employment Letter, as amended by the November 20, 1995 letter, is hereby deleted in its entirety. The following paragraph is added in substitution thereof:

     The terms and conditions of this letter will be in full force and effect for a three (3) year period commencing on July 1, 1998 and terminating on June 30, 2001, unless otherwise terminated as set forth in paragraph 4 below. As of June 30, 2001, your employment status will be at will.

     2. Paragraph 3(a) of the Employment Letter, as amended by the November 20, 1995 letter, is hereby deleted in its entirety. The following paragraph is added in substitution thereof:

     (a) Yearly Payments

     Your yearly base salary and bonus will be as authorized from time to time by Wang's Chief Executive Officer and Organization, Compensation and Nominating Committee, and as reflected in the minutes of that Committee's meetings maintained in the ordinary course of business. Your salary and bonus plan target percentages will be



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     reviewed annually for possible upward adjustment at the discretion of the
     Company.

     3. Paragraph 4 of the Employment Letter is hereby deleted in its entirety. The following paragraph is added in substitution thereof:

     (a) In the event that your employment with the Company is involuntarily terminated (other than "for cause" (a term which includes but is not limited to the standards set forth in Wang's Standards of Ethics and Business Conduct booklet) or because of your death) or (b) (i) if your work location is moved more than thirty (30) miles from your current work location, (ii) you cease to be Senior Vice President, General Counsel and Secretary of the Company, as set forth in Paragraph 1 of this Agreement, or if you cease to report directly to me as Chairman of the Board and Chief Executive Officer of the Company, or cease to be a member of the Senior Operations Committee of the Company, or (iii) if, during the term of this Agreement, either or both of your annual base salary or target bonus is decreased from the level it was at immediately before such decrease (a "Decrease Event"), and upon the occurrence of an event specified in subparts (i) through (iii), you resign, then (c) Wang will pay you (i) immediately upon termination or resignation, a lump sum payment equal to six (6) months of your salary and target bonus, plus (ii) commencing one month after termination or resignation and ending eighteen months thereafter, eighteen (18) monthly payments. Each monthly payment shall be equal to one-twelfth of your annual salary plus target bonus, at 100% performance, at the time of your termination (provided that if your termination follows the occurrence of a Decrease Event, then the salary and target bonus levels will be those in effect immediately prior to such decrease), plus (iii) at such time as Wang pays executives generally under the applicable annual management incentive plan, the pro rata share of your target bonus (and in the case of a Decrease Event at the target level immediately prior to such decrease), calculated at the 100% achievement for individual objectives and at an achievement level equal to Wang's actual performance (as used for calculating the payout to other executives measured on the same basis) for financial targets for the year in which your employment was terminated through the date of your termination (less any amount thereof



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     previously paid to you). During this salary continuation period, Wang will continue to provide you with health and dental benefits pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). Wang shall pay the applicable COBRA premium for you during this continuance period. Other employee benefits will not be continued during this salary continuance period. If your work location is moved more than thirty (30) miles from your current work location and you choose to relocate, the company will reimburse your moving expenses in accordance with the Company Relocation Policy-Domestic.

     In the event you become employed at any time during the eighteen (18)-month salary continuance period, all remaining salary continuance payments shall terminate as of your date of hire by your new employer, except to the extent that the total annual compensation for your new employment is less than the total of your remaining salary continuance payments and, in such event, the Company shall only pay that amount equal to the difference.

     4.   The following paragraph 8 is added to the Employment Letter:

     8. NON-COMPETITION

     By signing this letter, you agree as follows:

     (a) During the period of your employment with Wang, and for a period of eighteen (18) months following the termination of your employment, you agree that you will not, without the prior written consent of Wang, which shall not unreasonably be withheld, directly or indirectly, whether as a principal, agent, employee, consultant, contractor, advisor, representative, stockholder (other than as a holder of an interest of one percent (1%) or less in the equity of any corporation whose stock is traded on a public stock exchange), or in any other capacity:

         (1) provide services, advice or assistance to any business, person or entity which competes in the United States directly, as a primary focus of its business, with Wang or any of its subsidiaries or affiliates in the offer, sale or delivery of those desktop and network services



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         which constitute more than twenty percent (20%) of Wang's revenues in the prior twelve month period or, with respect to new product or service offerings, those which are material to Wang and for which you had responsibility and material and direct involvement ("Competes") (except that this restriction shall not apply if you provide services, advice or assistance to or within a separate division or operating unit, of any such business, person or entity, that does not itself Compete with Wang or any of its subsidiaries or affiliates and you have no substantive involvement with any part of such business, person or entity that does Compete with Wang); or

         (2) intentionally entice, induce or solicit, or attempt to entice, induce or solicit, any individual or entity having a business relationship with Wang, whether as an employee, consultant, customer or otherwise, to terminate or cease such relationship.

     (b) If your employment is involuntarily terminated other than for cause or as a result of your death or if you resign as the result of one of the reasons set forth in paragraph 4(b) herein, the restrictions set forth in subparagraph 8(a) above shall apply only during your employment and for six
     (6) months thereafter.

     (c) The parties represent and agree that any breach of this paragraph 8 is likely to cause irreparable injury to Wang, and that damages for any breach of this paragraph are difficult to calculate. Therefore, upon breach of this paragraph Wang shall, at its election, be entitled to injunctive and other equitable relief. However nothing in this subparagraph shall limit Wang's right to seek any relief or remedies, including damages, to which it may be entitled.

     (d) It is the intention of the parties that the restrictions contained in this paragraph 8 be reasonable as to time, geographic scope, and in all other respects. The parties also intend that this paragraph be enforced to the fullest extent




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     permissible. Therefore, in the event that any provision of this paragraph shall be determined by the court to be unreasonable, invalid or unenforceable such determination shall not invalidate or render unenforceable the remainder of this paragraph, and the restrictions of this paragraph shall be enforced insofar as possible.

     (e) Notwithstanding the provisions of paragraph 2 of this agreement, this paragraph 8 shall survive the termination of this agreement.

     (f) In the event of any inconsistency or conflict between the language of this paragraph and the provisions of the Wang General Employment Agreement signed by you on or about January 18, 1994, and in the event that this paragraph 8 imposes obligations on you in excess of those imposed by said General Employment Agreement, the provisions of this paragraph shall govern.

     (g) Nothing in this paragraph 8 shall be construed as a restriction on your ability to practice law and advise or represent clients on legal matters, including clients that may compete with the Company, to the extent such a restriction would be deemed a violation of a statute, regulation, disciplinary rule or other law of any jurisdiction whose law may be applicable.

     (h) This paragraph 8 shall be governed by the laws of the Commonwealth of Massachusetts, and you agree that any suit for violation of this paragraph may be brought in any court of competent jurisdiction located within the Commonwealth of Massachusetts.

     The Employment Letter is hereby ratified and confirmed, except as expressly modified herein.


                                                    WANG LABORATORIES, INC.



----------------------------                        ---------------------------
Albert A. Notini                                    Joseph M. Tucci









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